Exhibit 10.21

HMH

SENIOR EXECUTIVE SEVERANCE PLAN

Introduction

This HMH Senior Executive Severance Plan (the “Plan”) sets forth the policy of the Company and each Subsidiary which employs an Eligible Executive (as defined in Article 1), with respect to Severance Payments (as defined in Article 5) payable to an Eligible Executive under the Plan (the Company and the Subsidiaries are collectively referred to as the “Company Group”). Certain capitalized terms used in the Plan have the meanings assigned to them in Article 13.

Article 1.	Who is Eligible for Participation in the Plan

a.

Eligible Executives. Those executives who are eligible to participate in, and receive Severance Payments under, the Plan (each, an “Eligible Executive”) are (i) the Chief Executive Officer of the Company, (ii) following an IPO, the Executive Officer direct reports to the Chief Executive Officer of the Company, and (iii) any other individuals selected by the Plan Administrator to participate in the Plan.

b.

Effect of Employment Agreement. You shall not be eligible to participate in the Plan if you are party to a written agreement with the Company that provides for severance payments to you upon, or following, the termination of your employment.

c.

Other Plans. If you are eligible to participate in the Plan, you shall not be eligible to participate in, or to receive any severance benefits under, any other severance plan, policy, practice, or arrangement maintained by the Company. If you become eligible to receive Severance Payments under the HMH Senior Executive Change-in-Control Severance Plan, you shall not be eligible to receive Severance Payments under the Plan.

Article 2.	How Do You Become Eligible for Severance Payments under the Plan

You will be eligible for Severance Payments if you are an Eligible Executive and your employment is terminated by the Company Group without Cause (a “Termination Without Cause”).

Article 3.	What Events Make You Ineligible for Severance Payments under the Plan

You shall not be entitled to receive Severance Payments under the Plan if any of the following disqualifying events occur:

a.	Death or Disability. Your employment terminates due to your death or Disability.

b.	Voluntary Termination. You terminate your employment with the Company Group for any reason, including without limitation, retirement.

c.	Termination for Cause. Your employment with the Company Group is terminated for Cause (a “Termination for Cause”):

•

Your employment may be terminated for Cause by the Company Group effective upon the giving of written notice to you of such Termination for Cause, or effective upon another date as specified in such notice.

•

If, within the period (1) beginning on the Date of Termination and (2) ending on the earlier of (a) the one (1) year anniversary of your Termination Without Cause and (b) a Change-in-Control, the Company Group determines that your employment could have been Terminated for Cause, your prior termination shall be recharacterized as a Termination for Cause upon the Company Group giving written notice to you (or to your estate in the event of your death). You (or your estate) shall have thirty (30) days to provide a written response to the Company Group. To the extent that the Company Group does not reverse its determination after receipt of your response, if any, you (or your estate) shall be obligated promptly to repay any Severance Payments paid to you under the Plan. The Company Group may take appropriate legal action to seek to recover any Severance Payments from you or your estate. For the avoidance of doubt, the Company Group’s ability to recharacterize your prior termination as described herein shall apply only prior to a Change-in-Control.

d.

Sale. You work for a division, subdivision, plant, location, or entity which is sold or otherwise transferred to an entity other than the Company Group, regardless of whether the new owner offers continued or comparable employment to you.

e.

New Employer. You begin working for another employer (whether regular or temporary and whether full-time or part-time) in any capacity, including as a consultant or independent contractor, before the Date of Termination. You are required to immediately notify the Company Group in writing if you begin another job prior to the Date of Termination.

Article 4.	What Amounts Other than Severance Payments May be Payable to You

Regardless of whether you are eligible for Severance Payments under the Plan, you may be entitled to receive benefits (other than severance payments) for which you are expressly eligible following your Date of Termination to the extent you are entitled under the terms and conditions of any other plans, policies, programs and/or arrangements of the Company Group, including without limitation, continuation health benefits under the federal law known as COBRA, and amounts payable or benefits provided under any equity-based compensation or tax-qualified savings plans of the Company Group.

Article 5.	What Severance Payments Are Payable under the Plan

a.

Severance Payments. If you are eligible to receive Severance Payments under Article 2 above, and you have not become ineligible for the receipt of such Severance Payments due to a disqualifying event as described in Article 3 above or other provisions of the Plan, you shall be entitled to the below severance payments (the “Severance Payments”). For the avoidance of doubt, the Severance Payments shall not include accrued vacation allowance or pension accruals.

(i)

Base salary continuation for a twelve (12) month period following the Date of Termination (the “Severance Pay Period”), plus an additional monthly amount equal to the then cost of COBRA health continuation coverage for yourself and covered family members based on the level of health coverage in effect on the Date of Termination, if any, for the lesser of the Severance Pay Period or the period that you receive COBRA benefits, with such payments to commence sixty (60) days from your Date of Termination, retroactive to the Date of Termination; and

(ii)

a payment equal to a pro rata portion (based upon the completed calendar months worked in the year in which the Date of Termination occurs) of the target annual incentive bonus payable for the year in which the Date of Termination occurs, with such amount to be payable when an annual incentive bonus is regularly paid to employees for the year in which the Date of Termination occurs, which amount may, in the discretion of the Plan Administrator (or, if applicable, the manager who approves your bonus) be reduced based upon attainment of the performance criteria applicable to your award for the year of termination.

b.	Death. If you die before receipt of all Severance Payments to which you are entitled, any payments due to you will be paid to your estate at the time they would have been payable to you.

c.

Separation Agreement and Release. The Company Group’s obligations to make Severance Payments to you are conditioned upon your timely execution (without revocation) of a separation agreement and a general release of all claims related to your employment and the termination of your employment in a form satisfactory to the Company Group (the “Separation Agreement and Release”). The Separation Agreement and Release shall include a confidentiality covenant, a non-disparagement covenant and a covenant for the protection of intellectual property, in each case, applicable at any time after the Date of Termination, and a non-competition and non-solicitation restriction (of customers and employees), in each case, for the duration of the Severance Pay Period, as more fully set forth in such Separation Agreement and Release. The base salary continuation shall commence sixty (60) days following the Date of Termination as provided in this Article 5, and the payment of the pro rata bonus shall be paid at the time set forth above, in each case, only if you have executed such Separation Agreement and Release within forty-five (45) days following the Date of Termination and the applicable revocation period has expired. Where the forty-five (45) day period, together with any revocation period, extends into the next calendar year, payments shall commence or be made, as applicable, in the next calendar year. If you should fail to execute such Separation Agreement and Release within forty-five (45) days following the Date of Termination or should you later revoke or violate the Separation Agreement and Release, the Company Group shall not have any obligation to make the payments contemplated under the Plan and you shall refund any Severance Payments made to you.

Article 6.	Claw-Back Provisions

In addition to the right of the Company Group, under Article 3(c) and Article 5, to recover amounts paid to you, in the event that you shall (i) breach the non-competition, non-disparagement, non-solicitation, confidentiality, intellectual property or other covenants or provisions of the Separation Agreement and Release, or (ii) be required by any claw-back policies of the Company Group, as in effect from time to time, or by applicable law, to refund payments received from the Company Group as the result of a restatement of the Company’s financial statements or other events or conduct as may be specified in such policies from time to time or as may be required by applicable law, you (or your estate) shall be obligated promptly to refund the Severance Payments made to you. The Company Group may take appropriate legal action to seek to recover any Severance Payments from you or your estate.

Article 7.	Income Taxes

Severance Payments are subject to all applicable federal, state, local and non-U.S. tax withholdings.

Article 8.	Section 409A of the Code

Notwithstanding any other provision of the Plan, if any payment, compensation or other benefit provided to you in connection with your employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”) and you are a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the Date of Termination (such date, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the Date of Termination and the New Payment Date shall be paid to you in a lump sum on the New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled in accordance with the terms of the Plan. If you die during the period between the Date of Termination and the New Payment Date, the amounts withheld on account of Section 409A shall be paid to your estate within ninety (90) days following your death.

For the avoidance of doubt, up to two (2) times the lesser of: (i) your base salary for the year preceding the year in which the Date of Termination occurs and (ii) the maximum amount of compensation that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Date of Termination occurs, shall be paid in accordance with the schedule set forth in Article 5, without regard to such six (6) month delay.

The provisions of the Plan are intended to be exempt from, or to comply with, the requirements of Section 409A, including without limitation, with the separation pay exemption and short-term deferral exemption of Section 409A. The Plan shall in all respects be administered in accordance with Section 409A and shall be interpreted in a manner to conform to the requirements of Section 409A. Notwithstanding anything in the Plan to the contrary, distributions may only be made under the Plan upon an event and in a manner permitted by Code 409A or an applicable exemption.

All payments to be made upon a termination of employment under the Plan may only be made upon a “separation from service” under Section 409A.

For purposes of Section 409A, the right to a series of installment payments under the Plan shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment.

Article 9.	Administration of Plan

The Plan Administrator shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply, and interpret the Plan and to decide all matters arising in connection with the operation or administration of the Plan to the extent not retained by the Company as set forth herein. Without limiting the generality of the foregoing, the Plan Administrator shall have the sole and absolute discretionary authority to:

•	Make determinations as to whether an employee is, or is not, an Eligible Executive;

•	Take all actions and make all decisions with respect to the eligibility for, and the amount of, Severance Payments payable under the Plan;

•	Formulate, interpret and apply rules, regulations, and policies necessary to administer the Plan in accordance with its terms;

•	Decide questions, including legal or factual questions, with regard to any matter related to the Plan;

•

Construe and interpret the terms and provisions of the Plan and all documents which relate to the Plan and decide any and all matters arising thereunder, including the right to remedy possible ambiguities, inconsistencies or omissions;

•	Investigate and make such factual or other determinations as shall be necessary or advisable for the resolution of appeals of adverse determinations under the Plan; and

•	Process, and approve or deny, claims for Severance Payments under the Plan and any appeals.

All determinations made by the Plan Administrator as to any question involving its respective responsibilities, powers and duties under the Plan shall be final and binding on all parties, to the maximum extent permitted by law. All determinations by the Company referred to in the Plan shall be made by the Company in its capacity as an employer and settlor of the Plan.

Article 10.	Modification or Termination of Plan

The Company reserves the right, in its sole and absolute discretion, to amend, modify, or terminate the Plan, in whole or in part, including any or all of the provisions of the Plan, for any reason, at any time, by action of the Plan Administrator. The Plan does not give an Eligible Executive any vested right to Severance Payments. If the Plan is amended or terminated, your rights to receive Severance Payments may be eliminated. No individual may become entitled to benefits or other rights under the Plan after the Plan is terminated.

Article 11.	Claims and Appeal Procedures

The Plan Administrator shall make a determination in connection with the termination of employment of an Eligible Executive as to whether a Severance Payment under the Plan is payable to such Eligible Executive and the amount thereof, taking into consideration any determination made by the Company as to the circumstances regarding the termination, the potential applicability of a disqualifying event, or the Plan Administrator’s decision as to whether an employee is an Eligible Executive under the Plan. The Plan Administrator shall advise any Eligible Executive it determines is entitled to Severance Payments under the Plan as to the amount of Severance Payments payable under the Plan. The Plan Administrator may delegate any or all of its responsibilities under this section.

a.	Claim Procedures

Each Eligible Executive or his or her authorized representative (each, the “Claimant”) claiming Severance Payments under the Plan who has not been advised by the Plan Administrator as to his or her eligibility for Severance Payments, disagrees with a determination that he or she is not eligible for Severance Payments, disagrees with the amount of any Severance Payments awarded under the Plan, or disagrees with a decision to require him or her to repay an amount under the Plan, is eligible to file a written claim with the Plan Administrator.

Within ninety (90) days after receiving the claim, the Plan Administrator will decide whether or not to approve the claim. The ninety (90)-day period may be extended by the Plan Administrator up to an additional ninety (90)-day period if special circumstances require an extension of time to consider the claim. If the Plan Administrator extends the ninety (90)-day period, the Claimant will be notified in writing before the expiration of the initial ninety (90)-day period as to the length of the extension and the special circumstances that necessitate the extension.

If the claim is denied, the Plan Administrator shall set forth in writing (which notice may be electronic) the reasons for the denial; the relevant provisions of the Plan on which the decision is made; a description of the Plan’s claim appeal procedures; and, if additional material or information is necessary to perfect the claim, an explanation of why such material or information is necessary. The notice will also include a statement regarding the procedures for the Claimant to file a request for review of the claim denial as set forth in the “Appeal Procedures” sub-section below and the Claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), following a claim denial on appeal.

b.	Appeal Procedures

If a claim has been denied by the Plan Administrator and the Claimant wishes further consideration and review of his or her claim, he or she must file an appeal of the denial of the claim to the Plan Administrator no later than sixty (60) days after the receipt of the written notification of the Plan Administrator’s denial. In connection with his or her appeal, the Claimant may request the opportunity to review relevant documents prior to submission of a written statement, submit documents, records and comments in writing, and receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for Severance Payments under the Plan. The review of the appeal by the Plan Administrator will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim.

The Plan Administrator will notify the Claimant in writing (which notice may be electronic) of the Plan Administrator’s decision with respect to its review of the appeal within sixty (60) days following the receipt of the request for a review of the claim. Due to special circumstances, the Plan Administrator may extend the time to reach a decision with respect to the appeal of the claim denial, in which case the Plan Administrator will notify the Claimant in writing before the expiration of the initial 60-day period as to the length of the extension and the special circumstances that necessitate such extension and render a decision as soon as possible, but not later than one hundred twenty (120) days following the receipt of the Claimant’s request for appeal.

If the appeal is denied, the Plan Administrator will set forth in writing (which notice may be electronic) the specific reasons for the denial and references to the relevant Plan provisions on which the determination of the denial is based. The notice will also include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

c.	Exhaustion of Remedies under the Plan

A Claimant wishing to seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under Section 502(a) of ERISA, within one (1) year following the date the final decision on the adverse benefit determination on review is issued or should have been issued or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Plan Administrator. A Claimant may bring an action under ERISA only after he or she has exhausted the Plan’s claims and appeal procedures.

Article 12.	Miscellaneous Provisions

•	The records of the Company with respect to employment history, compensation, absences, illnesses, and all other relevant matters shall be conclusive for all purposes of the Plan.

•

The respective terms and provisions of the Plan shall be construed, whenever possible, to be in conformity with the requirements of ERISA, or any subsequent laws or amendments thereto. To the extent not to conflict with the preceding sentence, the construction and administration of the Plan shall be in accordance with the laws of the state of Texas applicable to contracts made and to be performed within the state of Texas (without reference to its conflicts of law provisions).

•

Nothing contained in the Plan shall be held or construed to create any liability upon the Company Group to retain any employee in its service or to change the employee-at-will status of any employee. All employees shall remain subject to the same terms and conditions of employment and discharge or discipline to the same extent as if the Plan had not been put into effect. An employee’s failure to qualify for, or receive, a Severance Payment under the Plan shall not establish any right to (i) continuation or reinstatement, or (ii) any benefits in lieu of Severance Payments.

•

The Company Group has the right to cancel a proposed termination of employment or reschedule a termination date at any time before your employment terminates. You will not become eligible for Severance Payments if your termination date is cancelled or if you voluntarily terminate employment before the termination date specified or rescheduled by the Company Group.

•

Severance Payments under the Plan are not intended to duplicate such (i) payments and benefits as may be provided to you under state, local, federal or non-US plant shut down, mass layoff or similar laws, such as the WARN Act or (ii) payments in the nature of severance or separation pay, termination allowances or indemnities, and/or pay or benefits in lieu of notice, pay and/or benefits for service during any notice period, or any similar type of payment or benefit under any non-US plan, program or policy, under any non-US contract or agreement or between a union, works council or other collective bargaining entity or employee representative and any member of the Company Group, or under applicable non-US laws or regulations. Should payments or benefits under such laws or other arrangements become payable to you, payments under the Plan will be offset or reduced (but not below zero) by all payments and benefits to which you are entitled under such other laws or arrangements, or alternatively, Severance Payments previously paid under the Plan will be treated as having been paid to satisfy such other benefit obligations to the extent permitted by applicable law. In either case, the Plan Administrator, in its sole discretion, will determine how to apply this provision and may override other provisions in the Plan in doing so.

•	At all times, payments under the Plan shall be made from the general assets of the Company Group.

•

Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, the balance of the Plan shall remain in effect, unless it is amended or terminated as provided in the Plan.

•

Except as required by law, the Severance Payments will not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause such payments to be so subjected will not be recognized.

•	If any overpayment is made under the Plan for any reason, the Plan Administrator will have the right to recover the overpayment.

•	The Company shall cause the Plan to be assumed by a successor of the Company, whether such succession occurs by merger, asset sale or otherwise.

•

Any notice or other written communication required or permitted pursuant to the terms of the Plan shall have been duly given (i) immediately when delivered by hand, (ii) three days after being mailed by United States Mail, first class, postage prepaid (or such local equivalent thereof), addressed to the intended recipient at his, her or its last known address, (iii) on the next business day after deposit with a courier or overnight delivery service post paid for next-day delivery and addressed in accordance with the last known address, or (iv) immediately upon delivery by facsimile or email to the telephone number or email address provided by a party for the receipt of notice.

Article 13.	Definitions

“Cause” shall mean that:

•

You have engaged in conduct that constitutes willful misconduct, dishonesty, or gross negligence in the performance of your duties; you breach your fiduciary duties to the Company Group; or your willful failure to carry out the lawful directions of the person(s) to whom you report;

•	You have engaged in conduct which is demonstrably and materially injurious to the Company Group, or that materially harms the reputation, good will, or business of the Company Group;

•	You have engaged in conduct which is reported in the general or trade press or otherwise achieves general notoriety and which is scandalous, immoral or illegal;

•

You have been convicted of, or entered a plea of guilty or nolo contendere (or similar plea) to, a crime that constitutes a felony, or a crime that constitutes a misdemeanor involving moral turpitude, dishonesty or fraud;

•

You have been found liable in any Securities and Exchange Commission or other civil or criminal securities law action or any cease and desist order applicable to you is entered (regardless of whether or not you admit or deny liability);

•

You have used or disclosed, without authorization, confidential or proprietary information of the Company Group; you have breached any written or electronic agreement with the Company Group not to disclose any information pertaining to the Company Group or their customers, suppliers and businesses; or you have breached any agreement relating to non-solicitation, non-competition, or the ownership or protection of the intellectual property of the Company Group; or

•	You have breached any Company Group policy applicable to you, whether currently in effect or adopted after the effective date of the Plan.

“Change-in-Control” shall have the meaning ascribed to such term in the HMH Senior Executive Change-in-Control Severance Plan, as may be amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean:

•	prior to an IPO, HMH B.V; or

•	following an IPO, HMH Inc.

“Date of Termination” shall mean the date on which you incur a termination of employment or such other date on which you incur a “separation from service” determined under the provisions set forth in Section 1.409A-1(h) of the Treasury Regulations or any successor provisions. Pursuant to such provisions, you will be treated as no longer performing services for the Company Group when the level of services you perform for the Company Group decreases to a level equal to twenty percent (20%) or less of the average level of services performed by you during the immediately preceding thirty-six (36) months.

“Disability” shall be defined as set forth under the Company Group-sponsored Long-Term Disability Benefits Plan that covers you, as such plan shall be in effect from time to time. Any dispute concerning whether you are deemed to have suffered a Disability for purposes of the Plan shall be resolved in accordance with the dispute resolution procedures set forth in the Company Group-sponsored Long-Term Disability Benefits Plan in which you participate.

“Exchange” shall mean:

•	Oslo Børs (the Oslo Stock Exchange);

•

any regulated market as such term is understood in accordance with the Markets in Financial Instruments Directive 2014/65/EU (MiFID II) and Regulation (EU) No. 600/2014 on markets in financial instruments (MiFIR); or

•

the Nasdaq Stock Market (including the Nasdaq Global Select Market, the Nasdaq Global Market and the Nasdaq Capital Market), the New York Stock Exchange or any other national securities exchange under the Exchange Act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor Act.

“Executive Officer” shall have the meaning ascribed to such term in the Exchange Act.

“HMH B.V.” shall mean HMH Holding B.V., a private limited liability company existing under the laws of The Netherlands.

“HMH Inc.” shall mean HMH Holding Inc., a Delaware corporation.

“IPO” shall mean an initial public offering or other transactions leading to the shares in HMH Inc. being listed on an Exchange.

“Plan Administrator” shall mean:

•	prior to an IPO, the Board of Directors of HMH B.V.; or

•	following an IPO, the Compensation Committee of the Board of Directors of HMH Inc.

“Subsidiary” shall mean an entity in which the Company owns, directly or indirectly, at least 50% of the equity or voting interests.

Article 14.	Effective Date of Plan

The Plan is effective as of November 19, 2025.

APPENDIX A: TERMS APPLICABLE TO PARTICIPANTS RESIDING IN THE UNITED STATES—SUMMARY OF ERISA RIGHTS

Your Rights Under ERISA

The Department of Labor has issued regulations that require the Company to provide you with a statement of your rights under ERISA with respect to the Plan. The following statement was designated by the Department of Labor to satisfy this requirement and is presented accordingly.

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants are entitled to:

Receive Information About Your Plan and Benefits

1. Examine, without charge, all Plan documents and copies of all documents filed by the Company with the Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration. All such documents are available for review from the Company’s Human Resources Department.

2. Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan. The Plan Administrator may charge you a reasonable fee for the copies.

Prudent Action by Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called fiduciaries of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA.

Enforcing Your Rights

If your claim for Severance Payments is denied or ignored in whole or in part, you have a right to receive a written explanation of the reason for the denial, to obtain copies of documents related to the decision without charge, and to appeal any denial, all within certain time schedules. You have the right to have your claim reviewed and reconsidered as explained in the “Claims and Appeal Procedures” section.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for Severance Payments which is denied or ignored, in whole or in part, you may file suit in a state or federal court after you have exhausted the Plan’s claims and appeal procedures as described in the section “Claims and Appeal Procedures” hereof. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the Department of Labor, or you may file suit in a federal court.

The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator through the Company’s Human Resources Department. They will be glad to help you. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest Area Office of the Employee Benefits Security Administration, Department of Labor, listed in your telephone directory, or you may contact:

The Division of Technical Assistance and Inquiries

Employee Benefits Security Administration,

Department of Labor

200 Constitution Avenue, N.W., Room 5N625

Washington, DC 20210

1-866-444-EBSA (1-866-444-3272)

www.dol.gov/ebsa (for general information)

www.askebsa.dol.gov (for electronic inquiries)

You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.

Administrative Facts

Plan Name	HMH Senior Executive Severance Plan

Plan Sponsor	Prior to an IPO
HMH Holding B.V.
Weerdestein 97, 1083GG
Amsterdam
The Netherlands

Following an IPO
HMH Holding Inc.
2200 North Sam Houston Parkway East
Houston, Texas 77032
[***]

Type of Plan	The Plan is a welfare benefit plan that provides severance benefits

Source of Contributions to Plan	Employer payments from general corporate assets

Plan Year	The Plan Year is January 1 through December 31

Employer Identification Number	Prior to an IPO
98-1606047

Following an IPO
99-2746883

Plan Number	501

Plan Administrator	Prior to an IPO
HMH Holding B.V.
Weerdestein 97, 1083GG
Amsterdam
The Netherlands

Following an IPO
HMH Holding Inc.
3300 North Sam Houston Parkway East
Houston, Texas 77032
[***]

Agent for Receiving Service of Legal Process	Prior to an IPO
General Counsel
HMH Holding B.V.
Weerdestein 97, 1083GG
Amsterdam
The Netherlands

Following an IPO
General Counsel
HMH Holding Inc.

3300 North Sam Houston Parkway East
Houston, Texas 77032
[***]

Legal Process can also be served on the Plan Administrator

Contact Information

If you have questions about the Plan, please contact the Company’s Human Resources Department at the email below and they will provide you with this information.

Human Resources Department

[***]

APPENDIX B: TERMS APPLICABLE TO PARTICIPANTS RESIDING IN NORWAY

Introduction

This Appendix B contains specific terms applicable to Eligible Executives residing in Norway and is intended to be a sub-plan not subject to ERISA pursuant to the exemption in Section 4(b)(4) thereof.

Principles for interpretation

All terms not defined in this Appendix B shall have the same meaning as attributed to them in the Plan.

All references in the Plan to United States federal, state or local law or regulations on issues and areas where there are related Norwegian law and regulations which cannot be deviated from, shall to the extent relevant, be interpreted in line with the Norwegian law and regulations on those issues and areas.

All references to the “WEA” shall mean the Norwegian Working Environment Act.

In the event of any conflict between the terms of the Plan and those outlined in this Appendix B, the terms in this Appendix B shall prevail.

In the event that a provision of the Plan becomes subject to any invalidity or revision under Norwegian law such provision shall to extent possible be modified or replaced with an alternative text so as to bring it in line with Norwegian law.

The following sections of the Plan shall be modified as set forth below:

Article 1.	Who is Eligible for Participation in the Plan

Article 1.b. of the Plan shall be replaced in its entirety with the following wording:

Except as otherwise expressly provided pursuant to the Plan, the Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy or other arrangement or individual contract or under any statute, rule or regulation. In the event an Eligible Executive is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of the Date of Termination, that may duplicate the Severance Payments (as defined in Article 5), the Plan Administrator is specifically empowered to reduce or eliminate the duplicative benefits provided for under the Plan. Notwithstanding the foregoing, if you become eligible to receive Severance Payments under the HMH Senior Executive Change-in-Control Severance Plan, you shall not be eligible to receive Severance Payments under the Plan. For the avoidance of doubt, amounts awarded under a retention bonus or similar sale or transaction-based award that pay out in connection with a qualifying termination of employment shall not be considered duplicative of the Severance Payment provided under Article 5.

The first and second sentence of Article 1.b. of the Plan shall be understood to include any severance payment or other benefit agreed in an Eligible Executive’s employment agreement.

Article 1.c. of the Plan shall not apply.

Article 4.	What Amounts Other than Severance Payments May be Payable to You

Article 4 of the Plan shall be replaced in its entirety with the following wording:

Regardless of whether you are eligible for Severance Payments under the Plan, you shall be entitled to receive (i) base salary, to the extent earned but unpaid as of the Date of Termination, (ii) vacation pay, to the extent accrued but unused as of the Date of Termination, (iii) settlement of pension assets as per applicable law and (iv) any other compensation and/or benefits as may be due or payable following the Date of Termination in accordance with the terms and conditions of any other plans, policies, programs and/or arrangements of the Company Group, your individual employment agreement, or other agreements between you and the Company Group, including without limitation, amounts payable or benefits provided under any equity-based compensation of the Company Group.

Article 5.	What Severance Payments Are Payable under the Plan

The Eligible Executives residing in Norway shall receive Severance Payments in accordance with Article 5.a. of the Plan with the exception that they shall not receive any additional monthly amount equal to the cost of the COBRA health continuation coverage but instead, upon termination of employment, shall leave all insurance and pension schemes effective from the Date of Termination.

The Separation Agreement and Release referenced in Article 5.c of the Plan shall state that the Severance Payments under the Plan are considered to compensate for the non-compete clause that is included in the Separation Agreement and Release.

Article 7.	Income Taxes

Article 7 of the Plan shall be replaced in its entirety with the following wording:

Severance Payments under the Plan shall be subject to all applicable Norwegian and non-Norwegian tax withholdings.

Article 8.	Section 409A of the Code

Article 8 of the Plan shall apply to Eligible Executives residing in Norway only to the extent applicable.

Article 12.	Miscellaneous Provisions

The 4th bullet point shall be understood to provide that a termination of employment by the Company is made with the reservation that until the date of termination the Company may cancel or reschedule the termination.

The 5th bullet point shall be understood to also include any possible payments or benefits provided under Norwegian law or Norwegian collective agreements (save for pension benefits).

Article 13. Definitions

In Article 13 the term “Date of Termination” shall, in relation to all Eligible Executives residing in Norway, refer to the last day of the notice period, whenever referenced in the Plan or in Appendix B. The length of the notice period is specified in the Eligible Executive’s individual employment agreement or in the WEA.